EXHIBIT 6.9


                                COMMERCIAL LEASE



This lease is made in duplicate between:

                          Mr. W. Rautenberg (Landlord)
                                Site 405 R.R. #4
                             Courtenay, B.C. V9N 7J3

                                       and

                      Mr. Rick Timcke dba Kidstoysplus.com
                         Suite 1000 - 335 Burrard Street
                            Vancouver, B.C., V6C 2G8
                                    (Tenant)

The landlord and tenant hereby agree as follows:

1.   The landlord hereby grants the Tenant a lease of the premise at:

                             4767 Headquarters Road
                           Lot 4 Plan 7178 Section 18
                               Comox Land District

The premise was previously known as the "The Barn Furniture Ltd. And has a rentable area of 7200 square feet.

2. The term of this lease commences on September 1, 1999 and ends on September 1, 2000. If the tenant continues in occupation of the Premise with the consent of the Landlord after expiry of the term of this lease, the tenant shall be deemed to be leasing on a month to month basis but otherwise on the same terms as set out in this lease.

3.   The tenant may use the Premise for General Office, Storage and Retail.

4. (a) The tenant shall pay the Landlord a rent of $1650.00 per month in advance on or before the first of each month commencing on September 1, 1999 with the rent for any broken portion of a calendar moth in which this lease terminates being prorated.

     (b) The tenants shall pay to the Landlords, on demand, 100% of the total costs reasonably incurred by the Landlords including, but not limited to legal fees, of curing any default of the Tenant under this lease, including but not limited to enforcing payment of rent and regaining lawful possession of the premises.

5. The following services and expenses are the sole responsibility and expense of the Tenants:

                                      Hydro
                                   Heating Oil
                                     Garbage

6. The following services and expenses are the sole responsibility and expense of the Landlord:

                                      Taxes
                               Building Insurance
                                   Lawnmowing
                Water - so long as there is not a separate meter
                  for the tenants premises. If a separate meter
            is installed the tenants shall pay their own water cost.

7. The Landlord shall also be solely responsible for repairs or improvements to the structure and to the exterior of the building.

8. Any services and expenses relevant to the use by the Tenants of the Premises and not mentioned in this lease are the responsibility and expense of the tenant.

9. The Landlords covenant with the Tenant that so long as the Tenant complies with the terms of this lease, the Tenant may occupy and enjoy the Premises without any interruption from the Landlord.

10. The landlord is not liable for any damage to the Tenant's property or for any injury to any person in or coming to or from the Premises, however caused, and the Tenants agree to indemnify the Landlord against the financial consequences of any such liability. In this regard, the Tenant shall purchase and maintain public liability insurance in the amount of no less than one million dollars ($1,000,000.00) and shall provide proof of this insurance to the landlord on request.

11. The Landlord may terminate this lease for any one of the following or any other cause permitted by law:

     (a) fifteen day's arrears of rent;

     (b) the bankruptcy of insolvency of the Tenant;

     (c) a material change in the use of the Premises by the Tenant and, in particular (without limiting the generality of this provision), any change that affects the Landlord's building insurance or that constitutes a nuisance;

     (d) any unauthorized assignment or subletting of this lease by the Tenants;

     (e) substantial damage to or destruction of the Premises;

     (f) any significant wilful or negligent damage to the Premises caused by the Tenant or by persons permitted on the Premises by the Tenant.

12. The Tenants may not assign or sublet the Premises, in whole or in part, or allow the Premises to be used by any other person without the written consent of the Landlord, which consent may not be unreasonably withheld.

13. The Tenants shall keep the Premises in a reasonable state of repair and cleanliness. The Landlord agrees that the Tenants may alter and improve the interior of the building to suit their requirements.

14. At the end of the lease, the Tenant shall deliver vacant possession to the Landlord of the Premises in the same condition as at the commencement of the lease, reasonable wear and tear expected.

15.  Any  written  notice  required  or  permitted  to be given by this lease is sufficiently given if sent in proper form by ordinary mail to the last known address of the party for whom the notice is intended. Any written notice sent by ordinary mail in accordance with this paragraph is deemed for the purposes of mailing unless actually received before. Nothing in this paragraph prevents giving written notice in any other manner recognized by law.

16. In this lease, words importing the singular include the plural, and vice versa, and importing the masculine gender include the feminine, and importing an individual include a corporation and vice versa. This lease binds and benefits the parties and their respective heirs, successor, and permitted assigns.

17. If not in default under this lease, the lessee shall have the right to renew this agreement for a further one year under the same terms and conditions excepting rent which shall increase by 10% to $1815.00 per month.


SIGNED, SEALED AND DELIVERED
By the lessor in the presence of

Kidstoysplus.com, Inc.

Vancouver, B.C.                       /s/ A.R. Timcke
                                      --------------------------------------
                                      President
                                      The Tenant


                                      /s/ (Illegible)
                                      --------------------------------------
ATTESTED TO ONLY                      KATHRYN J. GREENING
NO ADVICE REQUESTED                   NOTARY PUBLIC
AND NONE GIVEN                        320 10th Street
                                      Courtenay B.C. V9N 1P5

SIGNED, SEALED AND DELIVERED
By the lessee in the presence of


                                      /s/ Illegible
                                      --------------------------------------
                                      The Landlord

                                      /s/ (Illegible)
                                      --------------------------------------
ATTESTED TO ONLY                      KATHRYN J. GREENING
NO ADVICE REQUESTED                   NOTARY PUBLIC
AND NONE GIVEN                        320 10th Street
                                      Courtenay B.C. V9N 1P5